                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[ ]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            Smithfield Foods, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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Notes:

                            SMITHFIELD FOODS, INC.

                               ----------------

                   Notice of Annual Meeting of Shareholders

                          To Be Held August 29, 2000

  As a shareholder of SMITHFIELD FOODS, INC., a Virginia corporation (the "Company"), you are cordially invited to be present, either in person or by proxy, at the Annual Meeting of Shareholders of the Company to be held at the Jefferson Hotel, Franklin and Adams Streets, Richmond, Virginia, at 2:00 p.m., local time, on August 29, 2000, for the following purposes:

    1. To elect a Board of eight (8) directors of the Company;

    2. To approve an amendment to the Company's Articles of Incorporation providing, among other things, (i) for the classification of the Board of Directors into three classes, (ii) that directors may be removed only with cause, and (iii) that vacancies occurring on the Board of Directors may be filled only by the remaining directors;

    3. To approve an amendment to the Smithfield Foods, Inc. 1998 Stock In-centive Plan providing, among other things, for an increase by 1,500,000 in the number of shares of the Company's Common Stock reserved for issuance thereunder;

    4. To ratify the selection of Arthur Andersen LLP as independent public accountants of the Company for the fiscal year ending April 29, 2001; and

    5. To transact such other business as may properly come before the meet-ing or any continuation or adjournment thereof.

  Only shareholders of record at the close of business on July 12, 2000 will be entitled to vote at the Annual Meeting and any adjournment thereof. The transfer books will not be closed.

  We hope you can attend the Annual Meeting in person. However, even if you plan to attend, we ask that you MARK, SIGN, DATE and RETURN the enclosed proxy promptly in the enclosed self-addressed envelope, so that we may be assured of a quorum to transact business. If you receive more than one proxy because you own shares registered in different names or addresses, each proxy should be completed and returned. Your proxy is revocable and will not affect your right to vote in person in the event you are able to attend the meeting.

  Your attention is directed to the attached Proxy Statement.

                                          By Order of the Board of Directors,

                                          Michael H. Cole
                                          Secretary

Smithfield, Virginia
July 28, 2000

                            SMITHFIELD FOODS, INC.
                               EXECUTIVE OFFICES
                              200 COMMERCE STREET
                          SMITHFIELD, VIRGINIA 23430

                               ----------------

                                Proxy Statement

                                      for

                        ANNUAL MEETING OF SHAREHOLDERS

                          To be Held August 29, 2000

  The Annual Meeting of Shareholders of SMITHFIELD FOODS, INC., a Virginia corporation (the "Company"), will be held on August 29, 2000, at the time and place and for the purposes set forth in the Notice of Annual Meeting of Share-holders accompanying this Proxy Statement. This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Di-rectors of the Company in connection with such meeting and any continuation or adjournment thereof.

  The costs of soliciting proxies will be borne by the Company. In addition to solicitation by mail, certain directors, officers and employees of the Company may solicit proxies in person or by telephone at no additional compensation. The Company will also ask record holders of Common Stock who are brokerage firms, custodians and fiduciaries to forward proxy material to the beneficial owners of such shares and upon request will reimburse such record holders for the costs of forwarding the material in accordance with customary charges. The Company has retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies at an anticipated cost to the Company of $7,500 plus expenses.

  Any proxy given pursuant to this solicitation may be revoked by the filing with and receipt by the Secretary of the Company of a written revocation or duly executed proxy bearing a later date and does not preclude the shareholder from voting in person at the Annual Meeting if he or she so desires. The per-sons named in the form of proxy solicited by the Board of Directors will vote all proxies which have been properly executed. If a shareholder specifies on such proxy a choice with respect to the proposal to be acted upon, the proxy will be voted in accordance with such specification. IF NO DIRECTIONS TO THE CONTRARY ARE INDICATED, THE PERSONS NAMED IN THE PROXY WILL VOTE THE SHARES REPRESENTED THEREBY FOR THE ELECTION OF EACH OF THE NAMED NOMINEES FOR DIREC-TOR AND FOR EACH OF THE OTHER PROPOSALS LISTED ON THE PROXY CARD. If neces-sary, and unless the shares represented by the proxy are voted against the proposals herein, the persons named in the proxy may also vote in favor of a proposal to recess the Annual Meeting and to reconvene it on a subsequent date or dates without further notice, in order to solicit and obtain sufficient votes to approve any matters being considered at the Annual Meeting.

  This Proxy Statement and the enclosed form of proxy are first being sent to the shareholders on or about July 28, 2000.

                               VOTING SECURITIES

  On July 12, 2000, the record date for determining shareholders entitled to vote at the meeting, 54,039,934 shares of Common Stock and one Series B Spe-cial Voting Preferred Share, par value $1.00 (the "Series B Share"), were out-standing and entitled to vote. Each share of Common Stock entitles the holder thereof to one vote; the Series B Share entitles the holder thereof to 691,636 votes, as described further below; the total number of votes that shareholders may cast at the meeting is therefore 54,731,570. The holders of Common Stock and the holder of the Series B Share will vote together as a single group at the meeting. All voting rights are non-cumulative, so that holders of shares representing a majority of the votes cast at the Annual Meeting can elect all of the directors.

  The Series B Share is held by CIBC Mellon Trust Company, as trustee (the "Trustee"). The aggregate number of votes entitled to be cast by the Trustee is equal to the number of Exchangeable Shares of Smithfield Canada Limited, a Canadian subsidiary of the Company, issued and outstanding on the record date (excluding any Exchangeable Shares held by the Company or its subsidiaries). As of the record date, there were 691,636 Exchangeable Shares issued and out-standing. The Exchangeable Shares were issued in exchange for shares of Schneider Corporation during the 1999 fiscal year and are exchangeable at any time by the holders thereof for shares of the Company's Common Stock on a one-for-one basis. Each holder of Exchangeable Shares is entitled to instruct the Trustee to cast, in the manner instructed, one vote for each Exchangeable Share held of record by such holder on the record date. To the extent no in-structions are received from a holder of Exchangeable Shares, the Trustee will not exercise the voting rights relating to such holder's Exchangeable Shares. Holders of Exchangeable Shares will receive from the Trustee these proxy mate-rials and directions as to the manner in which instructions may be given to the Trustee with respect to the voting of the Series B Share (or alternative-ly, for the granting of proxies to such holders or their designees to exercise the voting rights relating to such holders' Exchangeable Shares).

  A majority of the total votes entitled to be cast on matters to be consid-ered at the Annual Meeting constitutes a quorum. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for quorum pur-poses and for all other matters as well. Abstentions and shares held of record by a broker or its nominee ("Broker Shares") that are voted on any matter are included in determining the number of votes present or represented at the An-nual Meeting. However, Broker Shares that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present at such meeting.

  The election of each nominee for director requires the affirmative vote of the holders of shares representing a plurality of the votes cast in the elec-tion of directors. Votes that are withheld and Broker Shares that are not voted in the election of directors will not be included in determining the number of votes cast and, therefore, will have no effect on the election of directors. The proposal to amend the Company's Articles of Incorporation re-quires the affirmative vote of the holders of a majority of the total votes entitled to be cast. Votes that are withheld and Broker Shares that are not voted on this proposal will count as votes against such proposal. Actions on all other matters to come before the meeting will be approved if the votes cast in favor of the action exceed the votes cast against it. Abstentions and Broker Shares that are not voted are not considered cast either for or against a matter and, therefore, will have no effect on the outcome of such matters.

                            PRINCIPAL SHAREHOLDERS

  The only persons known by the Company to beneficially own more than five percent of the Company's Common Stock as of July 12, 2000, are as follows:

                               Amount and Nature
                            of Beneficial Ownership
                            (Number of Shares) (1)
                         --------------------------------------
  Name and Address of                                                 Percent
   Beneficial Owner       Direct         Other         Total        of Class (2)
  -------------------    ---------      -------      ---------      ------------
Joseph W. Luter, III     3,418,943      850,064(3)   4,269,007(3)       7.8%
 Smithfield Foods, Inc.
 200 Commerce Street
 Smithfield, VA 23430

Carroll M. Baggett       5,311,283(4)       --       5,311,283(4)       9.7%
James O. Matthews
Jeffrey S. Matthews
 Post Office Box 707
 Warsaw, NC 28398

Wendell H. Murphy        3,581,982(5)       --       3,581,982(5)       6.5%
 P.O. Box 280
 Rose Hill, NC 28458

--------
  (1) Pursuant to current regulations of the Securities and Exchange Commis-sion ("SEC"), securities must be listed as "beneficially owned" by a person who directly or indirectly has or shares the power to vote ("voting power") or the power to dispose of ("dispositive power") the securities, whether or not the person has any economic interest in the securities. In addition, a person is deemed a beneficial owner if he has the right to acquire beneficial owner-ship within 60 days, whether upon the exercise of a stock option or warrant, conversion of a convertible security or otherwise. Shares of Common Stock listed under the "Direct" column are those which are owned and held as out-standing shares and over which such person, except as noted below, has sole voting power and sole dispositive power. Shares shown under the "Other" column are those subject to other forms of deemed "beneficial ownership" pursuant to the aforesaid regulations, as described in the indicated footnotes.

  (2) The Series B Share has voting and other rights substantially equivalent to 691,636 shares of Common Stock. See "Voting Securities" above. The percent-ages shown in this table have been calculated as if these 691,636 equivalent common shares were outstanding and part of the class of Common Stock. None of the persons listed in the table owns any Exchangeable Shares which would enti-tle him or her to direct the voting of the Series B Share.

  (3) Includes 650,064 shares owned by a corporation of which Mr. Luter is an officer, director and the owner of 81% of its capital stock and 200,000 shares which Mr. Luter has the right to acquire pursuant to the exercise of presently exercisable stock options. Mr. Luter has sole voting power and sole disposi-tive power with respect to the 650,064 shares owned by the corporation. Mr. Luter may be deemed a control person of the Company.

  (4) Each of the named individuals (who are siblings) has sole voting power and sole dispositive power with respect to one-third of these shares. As a re-sult of certain agreements among the individuals and the Company relating to the resale of these shares, and to facilitate any desired dispositions of their separate shares, the individuals likely will, from time to time in the future, act cooperatively in any such dispositions. For purposes of the re-porting requirements under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), these arrangements may cause the individuals to be deemed to constitute a group; however, each of the individuals expressly disclaims the existence of such a group.

  (5) Information regarding shares beneficially owned by Mr. Murphy was ob-tained from a Schedule 13G dated January 28, 2000.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  The persons named below have been nominated for election to the Board of Di-rectors at the Annual Meeting. All of the nominees are currently directors and were elected at the last Annual Meeting of Shareholders, except for Carol T. Crawford and Melvin O. Wright who were elected to the Board of Directors on January 20, 2000 and Wendell H. Murphy who previously served on the Board of Directors from 1991 until his resignation in May 1998. Each person elected will hold office until the next annual meeting of shareholders or, if Proposal 2 relating to the classification of the Board of Directors is approved by the shareholders at the Annual Meeting, until the annual meeting at which members of such director's class are next up for election. It is expected that each of the nominees will be able to serve, but in the event that any such nominee is unable to serve for any reason, the shares represented by properly executed proxies may be voted at the discretion of the persons named therein for a sub-stitute nominee or nominees.

  If Proposal 2 is approved by the shareholders at the Annual Meeting, the Board of Directors will be divided into three classes (Class I, Class II and Class III) as such directors are elected at the Annual Meeting. The initial terms of the Class I directors will expire at the Company's 2001 Annual Meet-ing. The nominees for Class I directors are Ray A. Goldberg and Melvin O. Wright. The initial terms of the Class II directors will expire at the Company's 2002 Annual Meeting. The nominees for Class II directors are Robert
L. Burrus, Jr., Carol T. Crawford and George E. Hamilton, Jr. The initial terms of the Class III directors will expire at the Company's 2003 Annual Meeting. The nominees for Class III directors are Joseph W. Luter, III, Wen-dell H. Murphy and William H. Prestage. Assuming the passage of Proposal 2, directors elected at annual meetings after this Annual Meeting will be elected for three-year terms. If Proposal 2 is not approved by the shareholders, all eight directors elected at the Annual Meeting will serve for a one-year term expiring at the 2001 Annual Meeting.

  The Board of Directors of the Company recommends a vote "FOR" all of the be-low listed nominees for election as directors.

  The following table sets forth the names, ages, and principal occupations of the nominees and other information with respect to them:

Name--Age--Principal Occupation--Other Information               Director Since
--------------------------------------------------               --------------
Joseph W. Luter, III (61)                                             1975
   Chairman of the Board, President and Chief Executive Officer
   of the Company since June 2000 and prior to 1995; Chairman of the Board and Chief Executive Officer of the Company
   between May 1995 and June 2000

Robert L. Burrus, Jr. (65)                                            1996
   Partner in the law firm of McGuireWoods LLP, Richmond,
   Virginia; Director, CSX Corporation, Heilig-Meyers Company,
   Concepts Direct, Inc., and S&K Famous Brands, Inc

Carol T. Crawford (57)                                                2000
   Distinguished Visiting Professor of Law at George Mason
   University School of Law, formerly Commissioner of the U.S.
   International Trade Commission from 1991 until 2000 and
   Assistant Attorney General of the United States from 1989
   until 1991

Ray A. Goldberg (73)                                                  1999
   Moffett Professor of Agriculture and Business, Emeritus,
   Harvard Business School; Director, RDO Farm Equipment Co.

George E. Hamilton, Jr. (84)                                          1970
   Retired; President and Chief Operating Officer of The
   Smithfield Packing Company, Incorporated ("Smithfield
   Packing"), a wholly-owned subsidiary of the Company, prior to June 1994

Wendell H. Murphy (61)                                                 --
   Private Investor; formerly Chairman of the Board and Chief
   Executive Officer of Murphy Farms, Inc., Rose Hill, North
   Carolina, a hog producer, prior to the Company's purchase of such business in January 2000

William H. Prestage (65)                                              1994
   Chairman of the Board, President and Chief Executive Officer
   of Prestage Farms, Inc., Clinton, North Carolina, a hog and
   turkey producer ("Prestage Farms")

Melvin O. Wright (71)                                                 2000
   Advisor to PrimeCorp Finance, a Paris merchant bank; Prior to 1992 a Senior Vice President and Director of Dean Witter
   Reynolds (now Morgan Stanley Dean Witter)

  No family relationship exists between any of the nominees for election as di-rectors of the Company.

     COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Exchange Act requires the Company's directors, execu-tive officers and persons who own more than 10% of the Company's Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of the Company's Common Stock and to provide copies of such reports to the Company. Based solely on a review of the copies of such reports fur-nished to the Company and written representations that no other reports were required to be filed during the fiscal year ended April 30, 2000, the Company believes that all filing requirements applicable to its officers, directors and beneficial owners of greater than 10% of its Common Stock have been com-plied with.

          COMMON STOCK OWNERSHIP OF EXECUTIVE OFFICERS AND DIRECTORS

  The following information with respect to beneficial ownership, as of July 12, 2000, of shares of Common Stock is furnished with respect to (i) each di-rector and nominee for director of the Company, (ii) each executive officer named in the Summary Compensation Table appearing on page 7 of this Proxy Statement, and (iii) all current directors and executive officers as a group, together with their respective percentages:

                                  Amount and Nature of
                                  Beneficial Ownership
                                  Number of Shares (1)
                              --------------------------------
                                                                    Percent
Name                           Direct     Other        Total      of Class (2)
----                          --------- ---------    ---------    ------------
Robert L. Burrus, Jr.........     1,000       --         1,000          *
Carol T. Crawford............     6,000    35,600(3)    41,600(3)       *
Ray A. Goldberg..............       500       --           500          *
George E. Hamilton, Jr.......   150,000       --       150,000          *
Lewis R. Little..............    15,000   130,000(4)   145,000(4)       *
Joseph W. Luter, III......... 3,418,943   850,064(5) 4,269,007(5)     7.8%
Wendell H. Murphy............ 3,581,982       --     3,581,982        6.5%
C. Larry Pope................    91,000    72,000(6)   163,000(6)       *
Richard J.M. Poulson.........       --        --           --           *
William H. Prestage..........       800   120,000(7)   120,800(7)       *
Joseph B. Sebring............    10,450       --        10,450          *
Melvin O. Wright.............     5,000       --         5,000          *
All current directors and
 executive officers as a
 group (11 persons).......... 3,698,693 1,207,664(8) 4,906,357(8)     8.9%

--------
  *Less than 1% of class

  (1) Pursuant to current regulations of the SEC, securities must be listed as "beneficially owned" by a person who directly or indirectly has or shares vot-ing power or dispositive power with respect to the securities, whether or not the person has any economic interest in the securities. In addition, a person is deemed a beneficial owner if he has the right to acquire beneficial owner-ship within 60 days, whether upon the exercise of a stock option or warrant, conversion of a convertible security or otherwise. Shares of Common Stock listed under the "Direct" column are those which are owned and held as out-standing shares and over which such person, except as noted below, has sole voting power and sole dispositive power. Shares shown under the "Other" column include other forms of "beneficial ownership" pursuant to the aforesaid regu-lations, as described in the indicated footnotes.

  (2) The Series B Share has voting and other rights substantially equivalent to 691,636 shares of Common Stock. See "Voting Securities" above. The percent-ages shown in this table have been calculated as if these 691,636 equivalent common shares were outstanding and part of the class of Common Stock. None of the persons listed in the table owns any Exchangeable Shares which would enti-tle him to direct the voting of the Series B Share.

  (3) Includes 4,400 shares owned by Mrs. Crawford's husband, 30,200 shares owned by defined benefit plans of which Mrs. Crawford is a co-trustee, and 1,000 shares held by a partnership in which Mrs. Crawford's husband is a Part-ner. Mrs. Crawford disclaims beneficial ownership of all 35,600 shares.

  (4) Includes 130,000 shares subject to presently exercisable stock options.

  (5) Includes 650,064 shares owned by a corporation of which Mr. Luter is an officer, director and the owner of 81% of its capital stock and 200,000 shares which Mr. Luter has the right to acquire pursuant to the exercise of presently exercisable stock options. Mr. Luter has sole voting power and sole disposi-tive power with respect to the 650,064 shares owned by the corporation. Mr. Luter may be deemed a control person of the Company.

  (6) Includes 1,000 shares owned by Mr. Pope's son and 1,000 shares owned by Mr. Pope's daughter with respect to which Mr. Pope disclaims beneficial owner-ship. Also includes 70,000 shares subject to presently exercisable stock op-tions.

  (7) Reflects 120,000 shares owned by Prestage Farms, Inc., of which Mr. Prestage is an officer, director and the principal shareholder. Prestage Farms, Inc. has sole voting power and sole dispositive power with respect to such shares.

  (8) Includes 400,000 shares subject to presently exercisable stock options.

                       BOARD OF DIRECTORS AND COMMITTEES

  The Company has an Executive Committee, an Audit Committee and a Compensa-tion Committee of the Board of Directors. The Company does not have a Nominat-ing Committee.

  The Executive Committee is composed of Messrs. Luter and Burrus and, with certain limitations, exercises the power of the Board of Directors between Board meetings. The Executive Committee held no meetings in fiscal 2000.

  The Audit Committee is composed of Messrs. Burrus, Goldberg and Wright. The principal functions of the Audit Committee are the recommendation to the Board of Directors of a firm to be engaged by the Company as its independent public accountants, conferring with the independent public accountants selected re-garding the scope of the audit and services to be performed, and reviewing the results of the independent public accountants' examination and recommendations with respect to accounting practices and procedures and internal control. The committee held two meetings in fiscal 2000.

  The Compensation Committee is composed of Ms. Crawford and Messrs. Burrus and Goldberg. The principal functions of the Compensation Committee are to es-tablish overall compensation policies for the Company, to review recommenda-tions submitted to it by the Company's management with respect to the compen-sation of the officers of the Company and its subsidiaries and the directors of the Company, and to make such recommendations to the Board of Directors of the Company as its review indicates. The committee held four meetings in fis-cal 2000.

  The Board of Directors held four meetings during fiscal 2000, including two regular meetings. All directors attended 75% or more of these meetings, in-cluding regularly scheduled and special meetings, and the meetings of all com-mittees of the Board on which they served that were held in the past fiscal year during the periods in which they were directors or served on such commit-tees.

  Directors who are not employees of the Company or any of its subsidiaries received in fiscal 2000 an annual retainer of $5,000, $1,000 for each board meeting attended, $500 for each committee meeting attended if the committee meeting was not held in connection with, or on the same day as, a board meet-ing, plus reimbursement of travel expenses incurred in connection with such attendance. In fiscal 2001, directors who are not employees of the Company or any of its subsidiaries will receive an annual retainer of $20,000, $6,000 for each board meeting attended, $1,500 for each committee meeting attended if the committee meeting was not held in connection with, or on the same day as a board meeting, and $1,000 for each telephonic board meeting, plus reimburse-ment of travel expenses incurred in connection with such attendance.

                            EXECUTIVE COMPENSATION

  The table below sets forth, for the fiscal years ended April 30, 2000, May 2, 1999 and May 3, 1998, the annual and long-term compensation for services in all capacities to the Company and its subsidiaries of those persons who on April 30, 2000, were the Company's Chief Executive Officer and the next four most highly compensated executive officers (collectively, the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                         Long-Term
                                        Annual          Compensation
                                   Compensation (1)        Awards
                                 -------------------- ----------------
                                                         Securities
Name and Principal        Fiscal                         Underlying       All Other
Position                   Year  Salary ($) Bonus ($) Options/SARS (#) Compensation ($)
------------------        ------ ---------- --------- ---------------- ----------------
Joseph W. Luter, III....   2000   620,000   2,528,316         --           522,896(2)
 Chairman of the Board,
 President and             1999   623,975   3,211,761         --           274,771
 Chief Executive Officer
 of the Company            1998   628,077   1,680,833         --           164,988

Joseph B. Sebring.......   2000   620,000   1,071,595         --               --
 President and Chief Op-
 erating Officer           1999   620,000   1,988,916      60,000              --
 of John Morrell & Co.     1998   550,000     774,507         --               --

Lewis R. Little.........   2000   620,000     809,638         --               --
 President and Chief Op-
 erating Officer           1999   623,975   2,736,761      60,000              --
 of Lykes Meat Group,      1998   628,077     915,416         --               --
 Inc. and
 Smithfield Packing

C. Larry Pope...........   2000   350,000     550,000         --               --
 Vice President and
 Chief Financial           1999   301,923     400,000         --               --
 Officer                   1998   203,846     200,000         --               --

Richard J.M. Poulson....   2000   400,000     500,000         --               --
 Vice President and Se-
 nior Advisor              1999   348,718     250,000         --               --
 to the Chairman           1998       --          --          --               --

--------
  (1) While the Named Executive Officers received perquisites or other per-sonal benefits in the years shown, in accordance with SEC regulations, the value of these benefits is not indicated since they did not exceed the lesser of $50,000 or 10% of the individual's salary and bonus in any year.

  (2) Reflects the economic benefit to Mr. Luter of the portion of the premi-ums paid by the Company under a split dollar life insurance agreement between the Company and an irrevocable trust established by Mr. Luter.

This arrangement is designed so that if certain assumptions made as to invest-ment performance, continuation of the agreement and other factors are real-ized, the Company will fully recover all such premiums upon the earlier of Mr. Luter's death or the termination of the agreement. However, the arrangement includes a compensatory element attributable to the Company's costs for ad-vancing the premiums. The benefit for fiscal 2000 was determined by calculat-ing the time value of money (using the applicable short term federal funds rate) of the premiums paid by the Company through April 30, 2000 for the pe-riod commencing on the later of the date the premiums were paid and May 3, 1999 until April 30, 2000. Under the terms of the agreement, the Company may terminate the agreement and request a refund of the premiums paid at any time upon giving written notice to the trust. The Company has been granted a secu-rity interest in the cash surrender value and death benefits of the life in-surance policies equal to the sum of all premiums paid by the Company.

  The table below sets forth information with respect to option exercises dur-ing fiscal 2000 and the number and value of options held at April 30, 2000 by each of the Named Executive Officers.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                   FISCAL YEAR-END UNEXERCISED OPTION VALUES

          (A)                  (B)           (C)                 (D)                        (E)
                                                         Number of Securities     Value(1) of Unexercised
                                                        Underlying Unexercised        In-The-Money(2)
                         Shares Acquired    Value     Options/SARs at FY End (#) Options/SARs at FY End ($)
 Name                    on Exercise (#) Realized ($) Exercisable/Unexercisable  Exercisable/Unexercisable
 ----                    --------------- ------------ -------------------------- --------------------------
Joseph W. Luter, III....       --            --               200,000/0                 1,956,200/0
Joseph B. Sebring.......       --            --               0/100,000                  0/307,500
Lewis R. Little.........       --            --             130,000/70,000           1,271,530/339,045
C. Larry Pope...........       --            --                70,000/0                  684,670/0
Richard J.M. Poulson....       --            --                   --                         --

--------
  (1) The dollar values referred to in column (E) are calculated by determin-ing the difference between the fair market value of the securities underlying the options and the exercise price of the options at fiscal year-end. Fair market value has been based on the last sales price of the Common Stock as re-ported by the New York Stock Exchange on the relevant date.

  (2) Options are in-the-money if the fair market value of the underlying se-curities exceeds the exercise price of the option.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy

  The Compensation Committee (the "Committee") believes that corporate perfor-mance and, in turn, shareholder value are enhanced by an alignment between the financial interests of shareholders and those of the Company's employees, in-cluding its senior managers. Accordingly, the Committee and the Company adhere to the concept of pay-for-performance. The Company relies on incentive compen-sation programs to motivate employees. These programs are variable and closely tied to corporate, business unit and/or individual performance. Under these programs, a major portion of executive compensation is based on the Company's performance in a manner that supports building shareholder value. The Company also encourages executives to hold significant interests in the Company's Com-mon Stock, and in part the compensation programs are designed to promote that objective.

Components of the Compensation Program

  Senior management compensation at the Company includes two components: first, a base salary, and second, short- and long-term incentive compensation programs. The incentive compensation programs, both cash and non-cash, are tied to the financial performance of the Company or certain of its subsidiar-ies.

  The relative levels of base salary for executive officers are designed to reflect each executive officer's scope of responsibility and accountability within the Company. Base salaries are generally established at the minimum levels believed to be necessary to attract and retain an effective management group when considered with the performance-based components of the program. Except in the case of persons who assumed significant new responsibilities, the base salaries of the Company's executive officers remained basically un-changed for fiscal 2000 as compared to the two prior years.

  A cash bonus is the principal short-term incentive. Bonus awards for most executive officers are calculated pursuant to formulas based on pre-tax in-come, either on a consolidated basis or for a particular subsidiary, as the Committee finds most appropriate, and are subject to adjustment based on the officer's individual performance. Bonus awards for the remaining executive of-ficers are based primarily on individual performance, as evaluated by the Chief Executive Officer and reviewed by the Committee, with consideration given to the Company's financial performance measured principally in terms of its pre-tax income. Consistent with the Company's policy that a substantial portion of executive compensation be "at risk," bonus awards for executive of-ficers in recent years have ranged from 41% to 84% of an executive officer's total cash compensation depending on Company, relevant subsidiary and individ-ual performance. Bonus awards for fiscal 2000 averaged approximately 68% of the total cash compensation paid to all executive officers as compared to 69% in fiscal 1999 and 58% in fiscal 1998.

  Long-term incentives are provided by stock options, awarded from time to time, whose ultimate value to the employee is tied to the market price of the Company's Common Stock. The Company's stock option program ties the employee's economic interests directly to those of the shareholders. In evaluating man-agement's recommendations for the recipients and size of stock option awards, the Committee considers the level of incentive already provided by the size and status of prior grants as well as a subjective evaluation of the employ-ee's potential contribution to the Company's future success. During fiscal 2000, two eligible employees (neither of whom were executive officers) were awarded stock options to acquire a total of 30,000 shares of Common Stock.

CEO Compensation

  The compensation of Joseph W. Luter, III, the Chairman of the Board and Chief Executive Officer of the Company, for fiscal 2000 was determined in ac-cordance with the guidelines described above. Consistent with the Company's policy that a major part of each executive officer's compensation be perfor-mance based, Mr. Luter's base salary remained basically unchanged from fiscal 1998 through fiscal 2000. In making its decision on Mr. Luter's base salary at the beginning of fiscal 2000, the Committee determined that Mr. Luter had done an exceptional job during fiscal 1999 in guiding and managing the continued growth of the Company. The Committee, however, determined to maintain Mr. Luter's salary at the same level as the prior year in light of Mr. Luter's substantial bonus opportunity.

  Mr. Luter's bonus award for fiscal 2000 was paid under the 1998 Stock Incen-tive Plan approved by shareholders. The Committee believes that the strong em-phasis on incentive compensation for Mr. Luter operates as an appropriate in-centive for Mr. Luter to continue his efforts for increasing shareholder val-ue. Under that plan, Mr. Luter was entitled to 1% of the first $15 million of the Company's fiscal 2000 net income before income taxes and incentive payments due to executives, and 2% of such net income in excess of $15 million. Mr. Luter's bonus represented approximately 80% of his total cash compensation. Mr. Luter has a substantial stock ownership in the Company and was not awarded any stock options during fiscal 2000. The Commit-tee has maintained a policy of large option grants every few years rather than annual grants for Mr. Luter. The Committee will continue to evaluate each year whether Mr. Luter should be granted a stock option award.

Administration of Compensation Programs

  Ms. Crawford and Messrs. Burrus, Goldberg and, until his death in April 2000, Richard J. Holland, were the members of the Committee during fiscal 2000. None of the Committee members has been or is an officer or employee of the Company. The Committee principally formulates compensation policies and reviews recommendations submitted to it by management with respect to the cash and non-cash compensation of the officers of the Company and its subsidiaries, as well as of Company directors. The Committee then takes, or specifically recommends to the Board of Directors, such actions as its review indicates. The Board of Directors has never modified or rejected in any material way any recommendation of the Committee.

  Section 162(m) of the Code imposes a $1 million limit on the amount of an-nual compensation that can be deducted by the Company with respect to each of the Chief Executive Officer and the four other most highly compensated execu-tive officers. Performance-based compensation that meets certain requirements will not be subject to this deductibility limit. It is generally the Company's policy to seek to qualify the performance-based components of its compensation program for this exclusion from the Section 162(m) limitation as necessary to maximize the deductibility of executive compensation.

  Robert L. Burrus, Jr.        Carol T. Crawford           Ray A. Goldberg

                               PERFORMANCE GRAPH

  The graph below presents a comparison of the Company's five-year cumulative total return on its Common Stock with the Meat Packing Index (SIC Code 2011), the Nasdaq Market Value Index and the S&P 500 Index, each prepared by Media General Financial Services, Inc., assuming that investments of $100 were made on April 30, 1995 and that dividends were reinvested.




                                    [GRAPH]

    Compare Five-Year Cumulative Total Return Among Smithfield Foods, Inc.,
          Meat Packing Plants, NASDAQ Market Index and S&P Composite

                      1995     1996     1997     1998     1999    2000
SMITHFIELD FOOD, INC.  100    129.67   212.64   270.33   207.69  187.36
MEAT PACKING PLANTS    100    118.01   156.92   167.38   147.58  117.15
NASDAQ MARKET INDEX    100    139.59   148.79   221.00   291.84  453.45
S&P COMPOSITE          100    130.22   162.95   229.86   280.02  308.39

  During fiscal year 2000, the Company's Common Stock began trading on the New York Stock Exchange. In the future the Company will use the S&P 500 Index rather than the Nasdaq Market Value Index as a broad market index for purposes of this graph.

                                 PENSION PLANS

  The Company and its subsidiaries sponsor three pension plans covering the Company's salaried employees. The Company, Gwaltney of Smithfield, Ltd., Pat-rick Cudahy Incorporated, Smithfield Packing and Brown's of Carolina, Inc. ("Browns") maintain a qualified non-contributory pension plan covering their salaried employees (the "Company Plan"). A similar plan covers salaried em-ployees of John Morrell (the "John Morrell Plan"). The salaried employees par-ticipating in the plans mentioned above whose salaries exceed $170,000 per year are also covered by a nonqualified Supplemental Pension Plan (the "Sup-plemental Plan").

  The qualified plans provide for retirement benefits which are a function of a participant's average remuneration during his or her highest five consecu-tive calendar years of the last ten years of employment and aggregate years of service. The Supplemental Plan replaces benefits lost under the qualified plans due to the imposition of the Internal Revenue Code compensation and ben-efit limits. These Supplemental Plan benefits are calculated using the Company Plan's benefit formula, reduced by the benefits payable under the Company Plan and/or the John Morrell Plan.

  The following table shows the estimated annual straight-life annuity benefit payable from either qualified plan plus the Supplemental Plan, upon retirement at age 65 in 2000, based on the specific remuneration and years of service classifications set forth below.

                              PENSION PLAN TABLE

                                  Selected Years of Service
     Average       -------------------------------------------------------------
   Remuneration       15          20           25           30           35
   ------------    --------   ----------   ----------   ----------   ----------
    $  250,000     $ 60,000   $   80,000   $  100,000   $  120,000   $  140,000
       500,000      120,000      160,000      200,000      250,000      290,000
       750,000      190,000      250,000      310,000      370,000      440,000
     1,000,000      250,000      330,000      420,000      500,000      580,000
     1,500,000      380,000      500,000      630,000      760,000      880,000
     2,000,000      510,000      670,000      840,000    1,010,000    1,180,000
     2,500,000      630,000      840,000    1,050,000    1,270,000    1,480,000
     3,000,000      760,000    1,010,000    1,270,000    1,520,000    1,770,000
     3,500,000      890,000    1,180,000    1,480,000    1,780,000    2,070,000

  The remuneration covered by the Supplemental Plan consists of the cash com-pensation disclosed in the annual compensation reported in the Summary Compen-sation Table, except that it is determined on a calendar year basis. The aver-age remuneration above is the average of the five highest calendar years' cash compensation during the last ten years of a participant's career.

  As of April 30, 2000, Messrs. Luter, Little, Pope and Poulson are credited with 32, 37, 20 and 2 years of service, respectively, under the Company Plan and the Supplemental Plan. Mr. Sebring is credited with six years of service under the John Morrell Plan and the Supplemental Plan. The benefits shown in the table are not subject to any reduction for benefits paid from other sourc-es, including Social Security.

                              OTHER TRANSACTIONS

  The daughter and son-in-law of Joseph W. Luter, III, the Chairman of the Board and Chief Executive Officer of the Company, are the sole members of Fishing Creek Farms LLC ("Fishing Creek"). Brown's, a wholly-owned subsidiary of the Company, had arrangements with B&G Farms LLC ("B&G"), a limited liabil-ity company in which Brown's and Fishing Creek each had a 50% interest, for the production of hogs for the Company's pork processing plants. In fiscal 2000, the Company purchased Fishing Creek's interest in B&G for $550,000. Prior to the acquisition, the aforementioned arrangements involved, inter alia, (i) the lease of certain hog production facilities by B&G to Brown's, and (ii) advances by Brown's to B&G of cash for working capital. Brown's paid B&G $465,684 for leasing the hog production facilities in fiscal 2000 and working capital advances totaling $400,455 were outstanding at the time the Company purchased Fishing Creek's interest. All profits and losses from the hog production operations were shared equally by Brown's and Fishing Creek. All advances made pursuant to the arrangements accrued interest at a rate equal to the prime rate charged by one of the Company's lending banks. Brown's hog production operations on the B&G land generated $3,822,000 of sales to other subsidiaries of the Company in fiscal 2000. The Company believes that the terms of the foregoing arrangements and purchase were no less favorable to the Company than if entered into with unaffiliated parties.

  In May, 1999, the Company purchased Carroll's Foods, Inc. ("CFI") and cer-tain related companies and assets for 4,338,274 shares of Common Stock. As a result of this transaction, the former shareholders of CFI (Carroll M. Baggett, James O. Matthews and Jeffrey S. Matthews) became the beneficial own-ers, in the aggregate, of 6,556,000 shares of the Company's Common Stock, which amount includes shares of Common Stock previously held by CFI or its af-filiates. In August 1999, the Company repurchased 500,000 of such shares based on the prevailing market price at that time. In connection with the acquisi-tion, the Company entered into a registration rights agreement and a share-holders agreement with the former CFI shareholders. Under the registration rights agreement, each of the former CFI shareholders is entitled for a period of seven years to have the Company register public resales of 500,000 or more shares of Common Stock, subject to customary terms and conditions, on demand. The agreement also provides for customary piggyback registration rights. The Company is not required under the registration rights agreement to file or maintain a "shelf registration" with respect to these shares. Under the share-holders agreement, each of the former CFI shareholders agreed as to 700,000 of his or her shares not to sell them for at least one year, and further agreed for one year following the acquisition not to (i) initiate any solicitation of proxies from Company shareholders or participate in any election contest or in any proposal made under Rule 14a-8 under the Exchange Act; (ii) participate in any group opposing any management proposals presented at a shareholders meet-ing; or (iii) acquire or substantially affect control of the Company, or seek to do so.

  Smithfield of Utah, Inc., a wholly-owned subsidiary of the Company, was a participant in a joint hog production arrangement with Carroll's Foods of Utah, Inc. ("CFU") and certain other companies to produce hogs in the state of Utah for sale to an unrelated party. CFU is an affiliate of CFI, of which F.
J. Faison, Jr., a former director of the Company, was the president and a di-rector. The Company acquired CFU's interest in the arrangement in May 1999 in connection with the Company's purchase of CFI. As a result of these acquisi-tions, the Company now owns 100% of this hog production operation. The Company believes that the terms of this former joint arrangement were no less favora-ble to the Company than if entered into with unaffiliated parties.

  William H. Prestage, a director of the Company, is the chairman of the board, president and chief executive officer of Prestage Farms, Inc. ("PFI"), a hog and turkey producer located in Clinton, North Carolina. The

Company has a market-indexed multi-year purchase agreement with PFI which ob-ligates the Company to purchase hogs produced by PFI in the states of Virgin-ia, North Carolina and South Carolina. Pursuant to the purchase agreement, the Company purchased $138,705,000 of live hogs from PFI in fiscal 2000. The Com-pany believes that the prices paid under the purchase agreement with PFI are equivalent to market.

  In January 2000, the Company purchased Murphy Farms, Inc. and certain affil-iated corporations ("Murphy Farms") for 11,054,396 shares of Common Stock (subject to post-closing adjustment). As a result of this transaction, the former shareholders of Murphy Farms (Wendell H. Murphy, a nominee for direc-tor, Harry D. Murphy, Joyce M. Norman, Wendell H. Murphy, Jr., Wendy Murphy Crumpler, Stratton K. Murphy, Marc D. Murphy and Angela Brown) became the ben-eficial owners in the aggregate of 12,021,396 shares of the Company's Common Stock, which amount includes shares of Common Stock previously held by Murphy Farms, such shareholders and their affiliates. In connection with the acquisi-tion, the Company entered into a registration rights agreement and a share-holders agreement with the former Murphy Farms shareholders. Under the regis-tration rights agreement, each of the former Murphy Farms shareholders is en-titled for a period of five years to have the Company register public resales of 500,000 or more shares of Common Stock, subject to customary terms and con-ditions, on demand. The agreement also provides for customary piggyback regis-tration rights. The Company is not required under the registration rights agreement to file or maintain a "shelf registration" with respect to these shares. Under the shareholders agreement, each of the former Murphy Farms shareholders agreed for five years not to (i) initiate any solicitation of proxies from Company shareholders or participate in any election contest or in any proposal made under Rule 14(a)-8 of the Exchange Act, (ii) participate in any group opposing any management proposals presented at a shareholders meet-ing, or (iii) acquire or substantially affect control of the Company, or seek to do so. Under such agreement, such shareholders also agreed not to sell or otherwise transfer shares of Common Stock aggregating 5% or more of the then outstanding Common Stock to any one person or group. Such shareholders further agreed not to sell or transfer within any 12 month period or make any other agreement or arrangement of transfer with respect to 10% or more of the shares of Common Stock issued to any such shareholder in connection with the acquisi-tion of Murphy Farms.

  Wendell H. Murphy, a nominee for director of the Company, was the chairman of the board and chief executive officer and the principal shareholder of Mur-phy Farms. The Company had a market-indexed multi-year purchase agreement with Murphy Farms which obligated the Company to purchase hogs furnished by Murphy Farms in the Southeast. Pursuant to the purchase agreement, the Company pur-chased $192,816,000 of live hogs in fiscal 2000 prior to the Company's Janu-ary, 2000 purchase of Murphy Farms. Following the Company's purchase of Murphy Farms, the Company purchased $12,326,000 of live hogs from farms owned by the former Murphy Farms shareholders. The Company believes that the prices paid under these arrangements were equivalent to market.

  In September 1998, the Company made loans aggregating $9,444,000 to employ-ees of the Company including former director Roger R. Kapella, former director and officer Aaron D. Trub, and Messrs. Luter and Pope. The loans were made to facilitate the employees' payment of the purchase price and taxes upon the ex-ercise of stock options granted under the Company's 1984 Stock Option Plan. The options, which would have expired in 1999, covered an aggregate of 1,260,000 shares. The loans bear interest payable quarterly at a rate of 8% per annum and become due and payable in full on April 29, 2001. Each employ-ee's loan was secured by a pledge to the Company of shares acquired upon exer-cise of the options. The aggregate amount of loan principal and accrued inter-est outstanding as of April 30, 2000 for Messrs. Luter and Pope was $7,591,667 and $303,667, respectively. Mr. Trub repaid his loan in full in the amount of $766,154 on September 17, 1999. Mr. Kapella repaid his loan principal and ac-crued interest in full in the amount of $306,239 on June 9, 1999. Mr. Luter repaid his loan in full in the amount of $7,546,154 on July 7, 2000, by deliv-ery of 262,475 shares of Company Common Stock at a price of $28.75 per share. On that date, the market closed with a price of $28.9375 per share of Company Common Stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Robert L. Burrus, Jr., a director of the Company and a member of the Compen-sation Committee, is a partner in the law firm of McGuireWoods LLP, which has provided legal services to the Company on a regular basis since 1985.

                                  PROPOSAL 2

                    AMENDMENT TO ARTICLES OF INCORPORATION

  The Board of Directors has approved and recommends that the shareholders ap-prove a proposed amendment (the "Amendment") to the Company's Articles of In-corporation to provide for (i) the classification of the Board of Directors into three classes of directors with staggered terms of office, (ii) the re-moval of directors only with cause by the affirmative vote of the holders of shares representing at least two-thirds of the votes entitled to be cast on such action, and (iii) the filling of vacancies on the Board of Directors only by the remaining directors. The Amendment further provides that these provi-sions may not be amended or repealed unless such action has been approved by the affirmative vote of the holders of shares representing at least two-thirds of the votes entitled to be cast by each voting group entitled to vote on such action. A copy of the Amendment is attached to this Proxy Statement as Exhibit A.

Classification of the Board of Directors

  Virginia law permits the Company to include a provision in its Articles of Incorporation that provides for a classified board of directors with staggered three-year terms. Absent such a provision, Virginia law provides that all di-rectors serve a one-year term and until their successors are duly elected and qualified. The proposed classified board provision would divide the Board of Directors into three classes, as nearly equal in number as possible, with each Class I director elected for a one-year term expiring at the 2001 annual meet-ing of shareholders, each Class II director elected for a two-year term expir-ing at the 2002 annual meeting of shareholders and each Class III director elected for a three-year term expiring at the 2003 annual meeting of share-holders. At each annual meeting of shareholders following this initial classi-fication and election, the successors to the class of directors whose terms expire at that meeting would be elected for a term expiring at the third suc-ceeding annual meeting of shareholders after their election and until their successors have been duly elected and qualified. If the number of directors is changed, any newly created directorships or decrease in directorships would be apportioned among the classes by the Board of Directors so as to make all classes as nearly equal in number as possible. Under Virginia law, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election. The Company's Articles of Incorporation do not permit sharehold-ers to cumulate their votes for directors.

Removal of Directors Only for Cause

  The Amendment provides that directors may be removed only with cause by the affirmative vote of the holders of shares representing at least two-thirds of the votes entitled to be cast on such action. Under Virginia law, (i) direc-tors may be removed by shareholders with or without cause, unless a corpora-tion's articles of incorporation provide that directors may be removed only with cause and (ii) the vote requirement to remove a director is a majority of the votes entitled to be cast at an election of directors, unless a corpora-tion's articles of incorporation require a greater vote. Currently, the Company's Articles of Incorporation provide that any director may be removed with cause by the affirmative vote of the holders of a majority of the shares entitled to vote at an election of directors. This existing provision is es-sentially unchanged from the provision contained in the Company's Certificate of Incorporation prior to the reincorporation of the Company from Delaware to Virginia in 1997 and may be considered ambiguous, under Virginia law, as to whether it permits directors to be removed only with cause. If approved, the Amendment would eliminate any uncertainty under this existing provision of the Company's Articles of Incorporation as to whether directors may be removed only with cause and would increase the shareholder vote required for such re-moval.

Filling Vacancies on the Board of Directors

  The Amendment also provides that any vacancy occurring on the Board of Di-rectors, including a vacancy resulting from an increase in the number of di-rectors or the removal of a director, may be filled only by a majority of the remaining directors even if the remaining directors constitute less than a quorum. Absent such a provision, Virginia law provides that vacancies occur-ring on the Board of Directors may be filled by the shareholders, by the Board of Directors or, if the remaining directors constitute less than a quorum, by a majority of the remaining directors. Under Virginia law, the term of a di-rector elected by the Board of Directors to fill a vacancy expires at the next meeting of shareholders at which directors are elected, even if the new direc-tor is filling an unexpired term in a class with more than one year remaining in its term.

Supermajority Vote for Amendment or Repeal of the Amendment

  The Company's Articles of Incorporation currently provide that any amendment to the Articles of Incorporation must be approved by a majority of the votes entitled to be cast by each voting group that is entitled to vote on the mat-ter. As permitted under Virginia law, the Amendment would provide that a greater vote is required to amend or repeal any provision contained in the Amendment or to approve any other amendment to the Articles of Incorporation that would be inconsistent with the Amendment. Any such amendment or repeal would require the affirmative vote of the holders of shares representing at least two-thirds of the votes entitled to be cast by each voting group enti-tled to vote on such matter. Approval of any other future amendments to the Articles of Incorporation would continue to be governed by the existing major-ity voting requirement contained in the Articles of Incorporation.

Reasons for the Amendment

  The Board of Directors believes that the Amendment, if adopted, would be in the best interests of the Company and its shareholders by enhancing the like-lihood of continuity and stability in the composition of the Board of Direc-tors and in the policies formulated by the Board, particularly in the event of an unsolicited attempt to acquire control of the Company. The Board of Direc-tors has observed that certain tactics, including the accumulation of substan-tial block positions as a prelude to an attempted takeover or significant cor-porate restructuring, have become relatively common in corporate takeover practice. These actions are often undertaken without advance notice to or con-sultation with management of the corporation. In many cases, such third par-ties seek representation on the corporation's board of directors in order to increase the likelihood that their proposals will be implemented by the corpo-ration. If the corporation resists the efforts to obtain representation on the corporation's board, the outside parties may commence proxy contests to have themselves or their nominees elected to the board in place of certain direc-tors or the entire board.

  It is believed that in many circumstances such efforts may not be beneficial to the interests of a corporation and its shareholders, because they may de-prive management of the time and information necessary to evaluate the propos-als, to study alternative proposals and to help ensure that the best price is obtained in any transaction which may ultimately be undertaken.

  The Board of Directors believes that a classified board with staggered terms will protect against rapid shifts in control of the Company by requiring at least two annual meetings for shareholders to make a change in control of the Board of Directors. The Board also believes that the other provisions of the Amendment described above will ensure that the purpose of having a classified board will not be circumvented by the removal of directors without cause, the filling of new directorships by shareholders or the repeal or modification of the classified board or other provisions of the Amendment by persons holding less than two-thirds of the voting power of the

Company's stock. The Amendment is not being recommended in response to any specific effort of which the Company is aware to accumulate the Company's stock or to acquire control of the Company. Although the Board of Directors may review other possible anti-takeover programs, the Board has no present in-tention of proposing additional amendments to the Articles of Incorporation that would affect the ability of a third party to change control of the Compa-ny.

Potential Effects of the Amendment

  The Amendment is intended to encourage persons seeking to acquire control of the Company to initiate such an acquisition through arm's-length negotiations with the Company's management and the Board of Directors. However, the overall effect of the Amendment may be to render more difficult or to discourage a third party from making a tender offer or otherwise attempting to obtain con-trol of the Company, even though such an attempt might be beneficial to the Company and its shareholders, by preventing such third party from immediately removing and replacing the incumbent directors. If the Amendment is adopted, it will take at least two annual meetings for the holders of a majority of the voting power of the Company's stock to remove and replace a majority of the directors of the Company and three annual meetings to remove and replace the entire Board of Directors. Currently, the holders of a majority of the voting power of the Company's stock could remove and replace all of the directors be-ing elected at an annual meeting. The classification of the Board of Directors into three classes with staggered terms would be effective for the election at this Annual Meeting and all future annual meetings, whether or not a change in control of the Company has occurred or is threatened.

  The Amendment may also serve to benefit incumbent management by making it more difficult to remove management even when the only reason for the proposed change of control through shareholder action may be the unsatisfactory perfor-mance of the present directors. In addition, since the Amendment may discour-age accumulations of large blocks of the Company's shares by purchasers whose objective is to have such shares repurchased by the Company at a premium, its adoption could tend to reduce the temporary fluctuations in the market price of such shares that are caused by such accumulations. Accordingly, sharehold-ers conceivably could be deprived of certain opportunities to sell their shares at a temporarily higher market price.

  Takeovers or changes in control in management of the Company which are pro-posed and effected without prior consultation and negotiation with the Company's management may not always be detrimental to the Company and its shareholders. However, the Board of Directors feels that the benefits of seek-ing to protect its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure the Company outweigh the dis-advantages of discouraging such proposals.

Other Takeover Defenses

  In 1988, the Board of Directors adopted a shareholder rights plan to protect shareholders against hostile attempts to gain control of the Company. In con-nection with the Company's reincorporation in 1997, a new shareholder rights plan was adopted by the Board of Directors as a continuation of the old plan. Under the new plan, the rights, which were issued as a dividend on the Common Stock, will become distributable when an "acquiring person" acquires 20% of the Common Stock or commences a tender offer that would result in its owning 20% of the Common Stock. When an "acquiring person" acquires 20% of the out-standing Common Stock or effects a business combination with the Company, the rights permit shareholders to acquire securities having a value equal to twice the amount of the purchase price specified in the rights. Rights held by the acquiring person are void and may not be exercised. In certain circumstances, rights may be redeemed by the Company for a nominal consideration.

  The Articles of Incorporation authorize the Board of Directors to determine the characteristics of shares of Preferred Stock that could be issued to ren-der more difficult or discourage an unsolicited attempt to acquire the Compa-ny. The Company's Bylaws prescribe procedures for shareholders' nominations of directors and submissions of proposals for consideration at a meeting of shareholders. The Bylaws further provide that only the Board of Directors, the President or the Chairman of the Board may call a special meeting of share-holders, which has the effect of permitting shareholders to remove directors only at annual meetings unless the Board of Directors endorses the action.

  The Virginia Stock Corporation Act contains provisions governing "affiliated transactions" designed to deter uninvited takeovers of Virginia corporations. These provisions, with several exceptions discussed below, require approval of material acquisition transactions between a Virginia corporation and any holder of more than 10% of any class of its outstanding voting shares (an "in-terested shareholder") by the holders of at least two-thirds of the remaining voting shares. For three years following the time the interested shareholder becomes an owner of 10% of the voting shares, a Virginia corporation cannot engage in an "affiliated transaction" (primarily a merger, sale of assets or other business combination) with the interested shareholder without the ap-proval of both the "disinterested directors" and holders of two-thirds of the voting shares other than those owned by the interested shareholder. At the ex-piration of the three-year period, the statute requires approval by holders of two-thirds of the voting shares other than those beneficially owned by the in-terested shareholder absent an exception. The principal exceptions to the spe-cial voting requirements apply to transactions proposed after the three-year period has expired and require either that the transaction be approved by a majority of "disinterested directors" or satisfy the statute's "fair price" requirements.

  The Virginia Stock Corporation Act also provides that shares acquired in a transaction that would cause the acquiring person's voting strength to cross any of three thresholds (20%, 33 1/3% or 50%) have no voting rights unless granted by a majority vote of shares not owned by the acquiring person or any officer or employee-director of the Company. An acquiring person may require the Company to hold a special meeting of shareholders to consider the granting of voting rights within 50 days.

Vote Required

  Approval of the Amendment to the Company's Articles of Incorporation re-quires the affirmative vote of the holders of a majority of the total votes entitled to be cast at the Annual Meeting.

  The Board of Directors believes that approval of the Amendment is in the best interests of all shareholders and, accordingly, recommends a vote "FOR" approval of the Amendment.

                                  PROPOSAL 3

                PROPOSAL TO AMEND THE 1998 STOCK INCENTIVE PLAN

  The Board of Directors of the Company has approved, subject to shareholder approval, an amendment to the Smithfield Foods, Inc. 1998 Stock Incentive Plan (as amended, the "1998 Plan") to increase the number of shares of Common Stock reserved for issuance from 1,500,000 to 3,000,000 and to increase from 300,000 to 1,000,000 the maximum number of shares that may be allocated to Incentive Awards granted to any individual participant during a single tax year.

  The 1998 Plan became effective as of July 1, 1998 and received shareholder approval on August 27, 1998. Unless sooner terminated by the Board of Direc-tors, the Plan will terminate on June 30, 2008. No awards may be made under the 1998 Plan after its termination.

  The 1998 Plan is intended to provide a means for selected key employees of the Company to increase their personal financial interest in the Company, thereby stimulating the efforts of these employees and strengthening their de-sire to remain with the Company (references to the "Company" in this section will include any parent and subsidiary corporations.)

  The principal features of the 1998 Plan as amended are summarized below.

General

  The 1998 Plan authorizes the reservation of 3,000,000 shares of Common Stock for issuance pursuant to Incentive Awards (after giving effect to the proposed amendment). Such Incentive Awards may be in the form of performance awards, incentive stock options or nonstatutory stock options, as described below. 1998 Plan participants will pay no consideration for awards under the 1998 Plan, although they will pay to exercise options, as further described below.

  If an award under the 1998 Plan or the Company's prior stock option plans is cancelled, terminates or lapses unexercised, any unissued shares allocable to such award may be subjected again to an Incentive Award under the 1998 Plan. The number of shares that may be issued under the 1998 Plan will be adjusted in the event of a future stock dividend, stock split or other similar event affecting the Common Stock.

  If the proposed amendment is approved, no more than 1,000,000 shares may be allocated to the Incentive Awards that are granted to any participant during a single tax year.

Eligibility

  All present and future employees of the Company who may contribute signifi-cantly to the Company are eligible to receive awards under the 1998 Plan. The Company estimates that it has approximately 90 such employees (55 of whom are officers) who may be eligible for awards.

Administration

  The 1998 Plan is administered by a committee or subcommittee composed of non-employee directors of the Company (the "Committee"). The 1998 Plan is in-tended to conform to the provisions of SEC Rule 16b-3 and to meet the require-ments for performance-based compensation under Section 162(m) of the Code. The Committee has the power and complete discretion to determine when to grant awards, which eligible employees will receive awards, whether the award will be an incentive or nonstatutory stock option and the number of shares to be allocated to each award. The Committee may impose conditions on the exercise of options, and may impose such other restrictions and requirements as it may deem appropriate.

Performance Awards

  Performance awards are subject to the achievement of pre-established perfor-mance goals and will be administered to comply with the requirements of Sec-tion 162(m) of the Code. Performance goals will use objective and quantifiable performance criteria that are measures of performance for the Company or a subsidiary. These performance criteria may consist of any of the following: asset growth; pre-tax earnings; pre-tax profits; debt to equity ratio; earn-ings per share; revenues; operating income; operating cash flow; net income, before or after taxes; net income before income taxes, incentive payments and accounting for minority interest; return on total capital, equity, revenue or assets; or market value of the Company's Common Stock. The Committee sets tar-get and maximum amounts payable under the performance award. The participant receives the appropriate payments at the end of the performance period if the performance goals (and other terms and conditions of the award) are met. The amount payable under a performance award to any participant for a taxable year may not exceed the greater of $2,000,000 or 3% of the Company's net income before income taxes, incentive payments and accounting for minority interests for the year for which the per-formance award is made. The actual payments under a performance award will be in cash.

Stock Options

  Options to purchase shares of Common Stock granted under the 1998 Plan may be incentive stock options or nonstatutory stock options. Incentive stock op-tions qualify for income tax treatment under Section 422 of the Code, while nonstatutory stock options do not. The purchase price of Common Stock covered by an option may not be less than 100% (or, in the case of an incentive stock option granted to a 10% shareholder, 110%) of the fair market value of the Common Stock on the date of the option grant. Fair market value means the av-erage of the high and low sales price as quoted on the New York Stock Ex-change.

  The value of incentive stock options, based on the exercise price, that can be exercisable for the first time in any calendar year under the 1998 Plan or any other similar plan maintained by the Company is limited to $100,000 for each participant.

  Options may not be exercised until five years after the date of grant except as otherwise specified by the Committee. Incentive stock options may not be exercised after the first to occur of (i) 10 years (or, in the case of an in-centive stock option granted to a 10% shareholder, five years) from the date on which the incentive stock option was granted, (ii) three months from the optionee's termination of employment with the Company for reasons other than death or disability, or (iii) one year from the optionee's termination of em-ployment on account of death or disability. Unless otherwise provided in an Incentive Award, an option not otherwise exercisable will become exercisable upon a Change of Control. A "Change of Control" is defined to include gener-ally (i) the acquisition, other than from the Company, by any person or group of 20% of the outstanding shares of Common Stock or 20% of the combined voting power of the Company's then outstanding voting securities, (ii) the current directors (and any directors whose election or nomination for election is ap-proved by a majority of the incumbent directors) cease to constitute at least a majority of the Board of Directors, (iii) approval by the Company's share-holders of a reorganization, merger or consolidation if the owners of the Com-mon Stock and voting securities of the Company immediately prior to such transaction do not own more than 50% of the outstanding shares of Common Stock and the combined voting power of the outstanding voting securities, respec-tively, of the corporation resulting from such transaction, or (iv) approval by the Company's shareholders of a complete liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company. The Committee may also accelerate the expiration date of outstanding options in the event of a Change of Control.

  An optionee exercising an option may pay the purchase price in cash. If the option provides, payment may also be made by delivering or having withheld shares of Common Stock, or by delivering an exercise notice together with ir-revocable instructions to a broker to deliver to the Company the amount of sale or loan proceeds from the option shares. The Plan does not provide for "reload" options and does not allow repricing of options at a lower exercise price. The Committee may provide for a participant to defer receipt of stock after an option exercise.

  The Company's Common Stock is traded on the New York Stock Exchange and on July 12, 2000, the last reported sales price was $27.19.

Transferability of Awards

  Nonstatutory stock options are transferable to the extent provided in an In-centive Award or by Committee action. All other Incentive Awards are not transferable except by will or the laws of descent and distribution.

Amendment of the 1998 Plan and Awards

  The Board of Directors may amend the 1998 Plan in such respects as it deems advisable. Shareholder approval must be obtained for any amendment that in-creases the number of shares reserved, materially modifies eligibility to par-ticipate or materially increases benefits to participants. Awards granted un-der the 1998 Plan may be amended with the consent of the recipient so long as the amended award is consistent with the terms of the Plan.

Federal Income Tax Consequences

  Generally, a participant will not incur federal income tax when he is granted performance awards, nonstatutory stock options or incentive stock op-tions.

  A participant who receives payment under a performance award will include in income an amount equal to the cash that is paid to the participant under the performance award.

  Upon exercise of a nonstatutory stock option, a participant generally will recognize compensation income equal to the difference between the fair market value of the Common Stock on the date of the exercise and the option price. Generally, such amounts will be included in the participant's gross income in the taxable year in which exercise occurs. The compensation income recognized by the participant is subject to income tax withholding by the Company.

  Upon exercise of an incentive stock option, a participant generally will not recognize income subject to tax, unless the participant is subject to the al-ternative minimum tax. If the participant holds the Common Stock acquired upon the exercise of an incentive stock option until the latter of two years after the option was awarded to the participant or one year after the Common Stock was issued to the participant, then any profit or loss realized on the later sale or exchange of the Common Stock will be capital gain or loss.

  A participant may pay the purchase price on the exercise of a nonstatutory stock option or an incentive stock option by delivery of cash. If the option agreement or the Committee otherwise provides, a participant may also pay with shares of Common Stock, or a combination of cash and Company Stock. Usually when a participant delivers shares of Common Stock in satisfaction of all, or any part, of the purchase price, no taxable gain is recognized on any appreci-ation in the value of the previously held Common Stock.

  Assuming that a participant's compensation is otherwise reasonable, the Com-pany usually will be entitled to a business expense deduction at the time and in the amount that the recipient of an Incentive Award recognizes ordinary, compensation income in connection therewith, as described above. The Company generally does not receive a deduction in connection with the exercise of an incentive stock option, unless the participant disposes of Common Stock re-ceived upon exercise of such option before the end of the holding period re-quirements. If the annual individual limit is increased from 300,000 to 1,000,000 shares, the Company would generally be entitled to the business ex-pense deduction associated with any grants made within the increased limit without regard to the deduction limitations of Section 162(m) of the Code.

  This summary of federal income tax consequences of performance awards, non-statutory stock options and incentive stock options does not purport to be complete. There may also be state and local income taxes applicable to these transactions.

Vote Required

  Approval of the amendment to the Smithfield Foods, Inc. 1998 Stock Incentive Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock voting at the Annual Meeting.

  The Board of Directors believes that approval of the amendment to the Smith-field Foods, Inc. 1998 Stock Incentive Plan is in the best interest of all shareholders and, accordingly, recommends a vote "FOR" approval of the pro-posed amendment to the Smithfield Foods, Inc. 1998 Stock Incentive Plan.

                                  PROPOSAL 4

          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors, upon the recommendation of its Audit Committee, has selected Arthur Andersen LLP as independent public accountants to examine and report upon the financial statements of the Company and its consolidated sub-sidiaries for the year ending April 29, 2001, and is submitting this matter to the shareholders for their ratification. Arthur Andersen LLP has served as the Company's independent public accountants since 1981. One or more representa-tives of Arthur Andersen LLP will be present at the Annual Meeting of Share-holders to make a statement if they desire to do so and to be available to re-spond to appropriate questions that may be asked by shareholders.

  In the event the proposal to ratify the selection of Arthur Anderson LLP is defeated, the adverse vote will be considered as a direction to the Board of Directors to select other independent auditors for the next year. However, be-cause of the expense and difficulty in changing independent auditors after the beginning of a year, the Board of Directors intends to allow the appointment for fiscal 2001 to stand unless the Board of Directors finds other reasons for making a change.

  The Board of Directors of the Company recommends a vote "FOR" the ratifica-tion of the selection of Arthur Andersen LLP as independent public accountants to examine and report upon the financial statements of the Company and its consolidated subsidiaries for the year ending April 29, 2001.

                                 OTHER MATTERS

  The Board of Directors does not know of any matter to be brought before the Annual Meeting other than the matters described in the Notice of Meeting. If any matters not set forth in the Notice of Meeting accompanying this proxy statement are properly brought before the Annual Meeting, the persons named in the enclosed proxy will vote thereon in accordance with their best judgment.

                            ADDITIONAL INFORMATION

Shareholder Proposals for Inclusion in the Proxy Statement

  Proposals of shareholders intended to be presented at the Company's 2001 An-nual Meeting of Shareholders must be received by the Secretary of the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting by March 30, 2001. Any such proposal must meet the applicable re-quirements of the Exchange Act and the rules and regulations thereunder.

Other Shareholder Proposals

  The Company's Bylaws prescribe the procedures that a shareholder must follow to nominate directors for election at an annual meeting or to bring other business before an annual meeting (other than matters that have been included in the Company's proxy statement for such meeting). The Chairman of the meet-ing may refuse to acknowledge the nomination of any person as a director or any other proposal by a shareholder not made in compliance with these proce-dures. The following summary of these procedures is qualified by reference to the Company's Bylaws, a copy of which may be obtained, without charge, upon written request to Secretary, Smithfield Foods, Inc., 200 Commerce Street, Smithfield, Virginia 23430.

  A shareholder who desires to nominate a director for election at an annual meeting must give timely written notice thereof to the Secretary of the Com-pany by personal delivery or by registered or certified mail, postage prepaid, at the address shown above. To be timely, a shareholder's notice for nomina-tions to be made at the 2001 Annual Meeting must be received: (i) on or after May 1, 2001 and before June 1, 2001 if the annual meeting is to be held during the months of August and September 2001; or (ii) not less than 50 days before the annual meeting in all other cases. The notice must contain the information specified in the Bylaws regarding the shareholder giving the notice and each person whom the shareholder wishes to nominate for election as a director. The notice must be accompanied by the written consent of each proposed nominee to serve as a director of the Company, if elected.

  A shareholder who desires to bring any other business before an annual meet-ing (other than business which the shareholder has sought to have included in the Company's proxy statement for such meeting) must give timely written no-tice thereof to the Secretary of the Company at the address shown above and be a shareholder of record both at the time such notice is given and on the rec-ord date of the meeting. To be timely, a shareholder's notice of such business to be brought before the 2001 Annual Meeting must be received: (i) on or after May 1, 2001 and before June 1, 2001 if the annual meeting is to be held during the months of August and September 2001; or (ii) not less than 50 days before the annual meeting in all other cases. The notice must contain the information specified in the Bylaws regarding the shareholder giving the notice and the business proposed to be brought before the meeting.

  With respect to shareholder proposals not included in the Company's proxy statement for the 2001 Annual Meeting, the persons named in the Board's proxy for the 2001 Annual Meeting will be entitled to exercise the discretionary voting power conferred by such proxy under the circumstances specified in Rule 14a-4(c) under the Exchange Act.

  COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED APRIL 30, 2000, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, CAN BE OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY, 200 COMMERCE STREET, SMITHFIELD, VIRGINIA 23430, ATTENTION: MICHAEL H. COLE, SECRETARY.

                                          By Order of the Board of Directors,

                                          Michael H. Cole
                                          Secretary

July 28, 2000

                                                                      EXHIBIT A

      PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION OF THE COMPANY

  The proposed Amendment would add a new Article VI and amend existing Section
3.3 of Article III as shown below. The proposed addition to Section 3.3 of Ar-ticle III is shown in bold type and underlined; the proposed deletions are marked through.

                         ARTICLE VI BOARD OF DIRECTORS

  6.1 Election and Term. Commencing with the 2000 annual meeting of sharehold-ers, the Board of Directors shall be divided into three classes as nearly equal in number as possible. At the 2000 annual meeting of shareholders, di-rectors of the first class (Class I) shall be elected to hold office for a term expiring at the 2001 annual meeting of shareholders; directors of the second class (Class II) shall be elected to hold office for a term expiring at the 2002 annual meeting of shareholders; and directors of the third class (Class III) shall be elected to hold office for a term expiring at the 2003 annual meeting of shareholders. At each annual meeting of shareholders after 2000, the successors to the class of directors whose terms shall then expire shall be identified as being of the same class as the directors they succeed and elected to hold office until the third succeeding annual meeting of share-holders. If the number of directors is changed, any newly created director-ships or any decrease in directorships shall be so apportioned among the clas-ses by the Board of Directors as to make all classes as nearly equal in number as possible.

  6.2 Removal of Directors. Subject to the rights of the holders of any series of Preferred Shares then outstanding, a director may be removed only with cause by the affirmative vote of the holders of shares representing at least 66 2/3% of the votes entitled to be cast on such action.

  6.3 Newly-created Directorships; Vacancies. Subject to the rights of the holders of any series of Preferred Shares then outstanding, any vacancy occur-ring in the Board of Directors, including a vacancy resulting from an increase in the number of directors or the removal of a director, may be filled only by the affirmative vote of a majority of the directors remaining in office even if the directors in office constitute less than a quorum of the Board of Di-rectors.

  6.4 Amendment or Repeal. The provisions of this Article shall not be amended or repealed, nor shall any provision of these Articles of Incorporation be adopted that is inconsistent with this Article, unless such action shall have been approved by the affirmative vote of the holders of shares representing at least 66 2/3% of the votes entitled to be cast by each voting group entitled to vote on such action.

  3.3 Shareholder Approval. An Except as otherwise provided in Article VI, an amendment to the Articles of Incorporation of the Corporation shall be ap-proved if a majority of the votes entitled to be cast by each voting group en-titled to vote on such action are cast in favor of such action. Subject to the right of holders of any series of Preferred Stock to elect or remove directors under specified circumstances, at a special meeting of shareholders called ex-pressly for that purpose, any director may be removed for cause by a vote of the holders of a majority of the shares entitled to vote at an election of di-rectors. Any merger or share exchange to which the Corporation is a party or any direct or indirect sale, lease, exchange or other disposition of all or substantially all of the Corporation's property, otherwise than in the usual and regular course of business, shall be approved if a majority of the votes entitled to be cast by each voting group entitled to vote on such action are cast in favor of such action; provided, however, that this sentence shall not affect the power of the Board of Directors to condition its submission of any plan of merger, share exchange or direct or indirect sale, lease, exchange or other disposition of all or substantially all of the Corporation's property, otherwise than in the usual and regular course of business, on any basis, in-cluding the requirement of a greater vote.

                             SMITHFIELD FOODS, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Joseph W. Luter, III and Michael H. Cole and each of them, proxies with full power of substitution, to vote the shares of Common Stock in Smithfield Foods, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held on August 29, 2000 or any adjournments thereof.

1. ELECTION OF DIRECTORS:           [ ] FOR all nominees listed                     [ ] WITHHOLD AUTHORITY
                                    (except as indicated to the contrary            to vote for all nominees listed
                                    below)                                          below


Robert L. Burrus, Jr.      Carol T. Crawford           Ray A. Goldberg            George E. Hamilton, Jr.
Joseph W. Luter, III       Wendell H. Murphy           William H. Prestage        Melvin O. Wright


 (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
                WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW)

               --------------------------------------------------

2. PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION PROVIDING FOR, AMONG OTHER THINGS, THE CLASSIFICATION OF THE BOARD OF DIRECTORS

[ ]   FOR         [ ]   AGAINST     [ ]   ABSTAIN

3. PROPOSAL TO AMEND THE COMPANY'S 1998 STOCK INCENTIVE PLAN

[ ]   FOR         [ ]   AGAINST     [ ]   ABSTAIN

4. PROPOSAL TO RATIFY THE SELECTION OF ARTHUR ANDERSEN LLP as the Company's independent public accountants for the fiscal year ending April 29, 2001

[ ]   FOR         [ ] AGAINST       [ ] ABSTAIN

5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH OF THE NOMINEES NAMED IN PROPOSAL 1 AND "FOR" PROPOSALS 2, 3 AND 4.

The undersigned acknowledges receipt of the Notice of said Annual Meeting and of the Proxy Statement attached thereto.

Dated: ______________________________, 2000

PLEASE SIGN EXACTLY AS NAME APPEARS AT LEFT. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC., GIVE FULL TITLE AS SUCH.

Please mark, sign, date and return the proxy card using the enclosed envelope.